                                                                EXHIBIT 99(b)(4)


September 6, 1995




Mr. D. Wesley Schubert
Vice President
Ameribank Corporation
201 North Broadway
Shawnee, Oklahoma 74801

Dear Mr. Schubert:

At your request, we have prepared a valuation as of June 30, 1995, of the business enterprise known as United Bank (hereinafter also referred to as the Bank) having its headquarters in Del City, Oklahoma. This valuation will be used in assessing the financial alternatives available to Ameribank as a shareholder of United Bank.

Based on the definitions, limiting conditions, financial data, information, analyses, management representations, and related assumptions presented in the following report, it is our opinion that the market value of the business enterprise known as United Bank as of the June 30, 1995 valuation date, may be reasonably represented as:


                                   $9,140,000

A copy of the report, along with the source data from which it was prepared, will be retained in our files for a period of ten years and is available for your review upon request.

Very truly yours,

/s/ GRA, PETTY & COMPANY, INC.

GRA, Petty & Company, Inc.

                             MARKET VALUE APPRAISAL

                                     of the

                              Business Enterprise

                                    known as

                                  UNITED BANK
                               DEL CITY, OKLAHOMA




                            Valuation Team Members:



                                David L. O'Toole
                                    Chairman



                                M. Curtis Petty
                      President & Chief Executive Officer



                                 David E. Roth
                             Senior Vice President




                                     As of

                                 June 30, 1995




                           GRA, Petty & Company, Inc.

                                 CERTIFICATION

The undersigned members of the valuation team certify the following:

         United Bank was visited by GRA, Petty & Company, Inc. personnel in conjunction with this engagement on August 21 and 22, 1995;

         The undersigned have no present or contemplated future interest in United Bank nor a personal interest or bias with respect to the parties involved;

         The data contained herein by reference or otherwise was obtained from sources believed to be reliable and all facts known to the undersigned that have bearing on the value of the Bank have been considered and no facts of importance have been intentionally omitted;

         The undersigned individuals' compensation for this report is in no way contingent upon the value estimates contained in this report, nor is it contingent upon any event other than the delivery of this report; and

         This appraisal report has been made in conformity with the Codes of Ethics and Standards of Practice recommended by the major professional appraisal and financial analysis organizations.


/s/ DAVID L. O'TOOLE
--------------------------------------
David L. O'Toole
Chairman


/s/ M. CURTIS PETTY
--------------------------------------
M. Curtis Petty
President & Chief Executive Officer


/s/ DAVID E. ROTH
--------------------------------------
David E. Roth
Senior Vice President

                               TABLE OF CONTENTS

Opinion Letter
Title Page
Certification
Table of Contents

                                                                                                           PAGE
                                                                                                           NO.
                                                                                                          -----
INTRODUCTION
------------
Purpose of the Valuation                                                                                     1

Assumptions and Limiting Conditions                                                                          1
         Information and Data                                                                                1
         Estimate of Market Value                                                                            2
         Valuation Fee                                                                                       2
         Sale or Purchase                                                                                    2
         Valuation Date                                                                                      2
         Legal or Specialized Expertise                                                                      2
         Inspection                                                                                          3
         Confidentiality/Advertising                                                                         3
         Hazardous Substances                                                                                3
         Unexpected Conditions                                                                               3
         Court Testimony                                                                                     4

Format of the Report                                                                                         4


DESCRIPTION SECTION
-------------------
History and Operations                                                                                       5
         General                                                                                             5
         Employees                                                                                           5
         Operations                                                                                          5
         Loan Portfolio                                                                                      5
         Market & Competition                                                                                7
         Regulatory Affairs                                                                                  7
         Litigation                                                                                          7

Financial Review                                                                                             8
         Overview                                                                                            8
         Balance Sheet Analysis                                                                             10
         Income Statement Analysis                                                                          10
         Summary                                                                                            11

                                                                                                           PAGE
                                                                                                           NO.
                                                                                                          -----
DESCRIPTION SECTION (cont'd)
-------------------
U.S. Economic Outlook                                                                                        11
         Overview                                                                                            11
         Interest Rates an Inflation                                                                         12
         Economic Output                                                                                     12
         Summary                                                                                             12
The Banking Industry Outlook                                                                                 13
         Banking Industry Profitability                                                                      13
         Industry Growth                                                                                     13
         Mergers and Acquisitions                                                                            14
         Conclusion                                                                                          15

VALUATION SECTION
-----------------
Valuation                                                                                                    16
         Overview                                                                                            16
         Valuation Issues                                                                                    16
         Valuation Issues                                                                                    26

United Bank                                                                                                  17
         Book Value/Cost Approach                                                                            17
         Guideline Company Approach                                                                          18
           Overview                                                                                          18
           Selection of Publicly Traded Banks                                                                19
           Selection of Market Multiples                                                                     22
           Indicated Value - Guideline Company Approach - Control Basis                                      22

         Discounted Future Returns Approach                                                                  24
           Selection of Benefits to be Discounted                                                            24
           Selection of a Discount Rate                                                                      24

         Income Approach                                                                                     26
           United Bank's Forecast                                                                            26
           Indicated Value - Income Approach Value - Control Basis                                           28

         Valuation Conclusion                                                                                28

ADDENDA
-------
Exhibit        I     Five-Year Comparative Balance Sheets -
                     United Bank                                                                             30
Exhibit       II     Five-Year Comparative Statements of Income -
                     United Bank                                                                             32
Exhibit      III     Company Profile - GRA, Petty & Company, Inc.                                            34
Exhibit       IV     Professional Qualifications - Valuation Team                                            36

                            PURPOSE OF THE VALUATION

The valuation presented in this report was made in order to estimate the market value of the business enterprise known as United Bank (hereinafter also referred to as the Bank) as of June 30, 1995 (the valuation date). This valuation will be used in assessing the financial alternatives available to Ameribank as a shareholder of United Bank.

                      ASSUMPTIONS AND LIMITING CONDITIONS

INFORMATION AND DATA

In the preparation of this valuation, the Bank's management (i) provided information concerning the operational and financial performance of the Bank such as (a) Consolidated Reports of Condition and Income, and related supplementary schedules as filed with the Federal Deposit Insurance Corporation
(FDIC) for the five years ended December 31, 1994 and the six months ended June 30, 1995, and (b) the Bank's 1995 operating plan/budget; (ii) permitted us to review or discuss various other documents such as recent regulatory examinations and bank policy manuals; and (iii) addressed numerous questions posed during our investigation relating to the future direction of the Bank. Moreover, other data contained herein by reference or otherwise was obtained from sources believed to be reliable. Inasmuch as the above data and information were obtained from Bank representatives, or other reputable sources that were represented to GRA, Petty & Company, Inc. as being knowledgeable and truthful, we have accepted this information as being accurate and reliable; and therefore, we have not independently verified the information provided, nor have we prepared any independent review or other analysis to assess the quality of the Bank's loan portfolio. To the extent that such data or client supplied information may be found at a later date to have been inaccurate or misrepresented, we accept (i) no liability for the consequences such inaccuracy or misrepresentation may have on our value conclusions expressed herein or the utilization of our conclusions in any actions taken by Ameribank or the Bank's management, board of directors, stockholders, creditors; nor (ii) any responsibility to update any valuation conclusions to reflect the impact that more accurate data may, or may not have, on our opinion(s).

                      ASSUMPTIONS AND LIMITING CONDITIONS

ESTIMATE OF MARKET VALUE

The estimate of market values presented herein is the appraisers' opinion based on careful consideration of the information obtained during the investigation. In this regard, our conclusions are based on the implicit assumption that management will continue to maintain the character and integrity of the Bank.

VALUATION FEE

The fee for this valuation is not contingent upon the values expressed herein nor any other event other than the delivery of this report.

SALE OR PURCHASE

All opinions of market value are presented as GRA, Petty & Company, Inc.'s considered opinion based on the facts and data appearing in the report. We assume no responsibility for changes in value or market conditions nor the ability of the owner to locate a purchaser at the value expressed herein.

VALUATION DATE

The valuation date to which the conclusions and opinions expressed in this report apply is June 30, 1995, as set forth in the opinion letter. The dollar amount of any value reported is based on the purchasing power of the U.S. dollar and certain prevailing conditions in the capital and securities markets as of the valuation date. In this regard, we assume no responsibility for economic, financial, physical, or other factors occurring subsequent to the valuation date that may or may not affect the opinions reported herein.

LEGAL OR SPECIALIZED EXPERTISE

No opinion is intended to be expressed for matters which require legal or specialized expertise, investigation, or knowledge beyond that customarily employed by appraisers. This report does not address issues of tax law, regulatory agency compliance, or any other such matters unless specifically identified in the body of the report.

                      ASSUMPTIONS AND LIMITING CONDITIONS

INSPECTION

The offices of the Bank were visited by GRA, Petty & Company, Inc. personnel in conjunction with this engagement on August 21 and 22, 1995.

CONFIDENTIALITY/ADVERTISING

This report, supporting notes, and analyses are confidential. Neither all nor any part of the contents of this appraisal shall be copied or disclosed to any third party, or conveyed to the public either orally or in writing through advertising, public relations, news release, sales literature, or in any other manner without the prior written consent and approval of Ameribank Corporation and GRA, Petty & Company, Inc.

HAZARDOUS SUBSTANCES

Hazardous substances, if present within a facility, can introduce an actual or potential liability that will adversely affect the marketability and value of the business enterprise. Such liability may be in the form of immediate recognition of existing environmental conditions. Future liability could stem from the release of various contaminants, such as asbestos fibers, or toxic vapors from urea formaldehyde foam insulation, or through aging or building renovations, and/or construction materials utilized by the Bank to modernize their facilities.

In the development of our valuation opinion, no consideration has been given to such potential existing or future liability or its impact on value. The professional staff of GRA, Petty & Company, Inc. is not qualified to perform such an investigation to determine the possible presence of toxic materials requiring either immediate or future remediation.

UNEXPECTED CONDITIONS

We assume there are no hidden or unexpected conditions of the subject Bank, not specifically disclosed to us that would adversely affect the value of the Bank's common stock.

                      ASSUMPTIONS AND LIMITING CONDITIONS

COURT TESTIMONY

Testimony or attendance in court or any other administrative or judicial proceeding by reason of this valuation shall not be required unless arrangements have previously been made with GRA, Petty & Company, Inc.


                              FORMAT OF THE REPORT

This report will present (i) a history and description of the Bank's operations; (ii) a financial review of United Bank; (iii) a brief economic outlook for the U.S. economy in general and the banking industry in particular; and (iv) a discussion of the valuation methods employed in the development of the market value estimate of the common stock of the Bank.

The valuation engagement included discussions with officers of United Bank and of Ameribank Corporation. Additionally, we prepared an analysis of historical performance, current operations, and future prospects as were deemed appropriate under the circumstances.

                                  UNITED BANK

HISTORY AND OPERATIONS

GENERAL

United Bank (hereinafter also referred to as United or the Bank) is engaged in general banking in Del City, Oklahoma. The Bank serves its clientele from its main location which is located at 4600 S.E. 29th Street.

The Bank provides a full range of commercial banking services as follows (i) accepting demand, savings and time deposits; (ii) making agricultural, commercial, real estate, and consumer loans; (iii) issuing cashiers' checks and money orders; (iv) selling travelers' checks; and (v) providing bank-by-mail and night depository, safe deposit boxes and other customary banking services. The Bank is a member of the Federal Deposit Insurance Corporation (FDIC).

EMPLOYEES

None of the Bank's employees are represented by a union or covered under a collective bargaining agreement and employee relations are considered to be good. As of the June 30, 1995 valuation date, the Bank employed 57 persons.

OPERATIONS

The Bank is located in Del City, Oklahoma, which is in the Oklahoma City metropolitan area. Traditionally, United Bank has provided banking and related financial services to commercial/industrial, agricultural entities and individuals in the Oklahoma City area.

LOAN PORTFOLIO

The bank's loan portfolio for the two-years ended December 31, 1994 and the interim period ended June 30, 1995, was structured as presented in Table I on the following page.

                                    TABLE I
                                  UNITED BANK
                            LOAN PORTFOLIO ANALYSIS
                                    (000'S)

LOAN PORTFOLIO
--------------
     LOAN CATEGORY                       JUNE 30 , 1995          DECEMBER 31, 1994        DECEMBER 31, 1993
     -------------                    ---------------------    ---------------------    ---------------------
     Real Estate:                          $           %             $          %            $            %
                                      -----------   -------    -----------   -------    -----------   -------
  Construction and Land Development   $ 3,297,000       8.0%   $ 2,042,000       4.9%     2,833,000       7.7%
  Farm Land                                 7,000      --          458,000       1.1         11,000      --
  Residential (1-4 family)              6,117,000      14.9      4,890,000      11.7      4,256,000      11.5
  Multifamily (5 or more)                 798,000       1.9      1,101,000       2.6      1,334,000       3.6
  Non-Farm Non-Residential             11,269,000      27.5     11,738,000      28.0      6,783,000      18.4
                                      -----------   -------    -----------   -------    -----------   -------
                 Sub-total            $21,488,000      52.4%   $20,229,000      48.2%   $15,217,000      41.2%


Other Loans:
  Agricultural Production             $      --           -%   $        --         -%   $        --         -%
  Commercial & Industrial Loans         9,983,000      24.3     11,808,000      28.1     13,560,000      36.7
  Loans to Individuals                  9,456,000      23.1      9,070,000      21.6      7,478,000      20.2
  Other                                    80,000       0.2        853,000       2.0        691,000       1.9
                                      -----------   -------    -----------   -------    -----------   -------
                 Sub-total             19,519,000      47.6     21,731,000      51.8     21,729,000      58.8


                 Total Loans          $41,007,000     100.0%   $41,960,000     100.0%   $36,946,000     100.0%
                                      ===========   =======    ===========   =======    ===========   =======

                                  UNITED BANK

As the preceding table demonstrates, the growth of the Bank's loan portfolio has been concentrated in residential (1-4 family) real estate loans and commercial real estate lending. These two categories combined for 29.9% of the Bank's total portfolio 1 1/2 years ago and now comprise 42.4%. A corresponding decline in commercial and industrial loans suggests that ,in addition to growth in its residential portfolio, the Bank is securing a greater number of its commercial loans with real estate.

MARKET AND COMPETITION

As of December 31, 1994, (the most recent reporting date) there were 34 banks with a total of 120 branches headquartered in Oklahoma County, Oklahoma with total deposits (individual, partnership and corporate) of approximately
$5,761,171,000 and total loans of $4,168,872,000.   The market for banking
services in United Bank's primary market area can be considered very competitive.

REGULATORY AFFAIRS

United Bank is regulated by the Oklahoma State Banking Department and the FDIC. In our discussions with Management, they indicated that satisfactory ratings had been assigned to the Bank.

LITIGATION

As would be expected, the Bank is involved in legal proceedings related to its various lending activities. However, Management indicated that they were not aware of any pending litigation that would materially impact the financial condition of United Bank as of the valuation date.

                                  UNITED BANK

FINANCIAL REVIEW

OVERVIEW

The data for the financial review of United Bank consisted of annual Consolidated Reports of Income, Consolidated Reports of Condition, and related supplementary schedules as filed with the Federal Deposit Insurance Corporation
(FDIC) for the five-years ended December 31, 1994 and the six months ended June 30, 1995.

Inasmuch as this financial data was prepared solely by the Bank's management, we have accepted this information without further investigation as being an accurate representation of the Bank's financial condition, having been prepared in conformity with generally accepted accounting principles. In this regard, we have assumed that (i) management is responsible for the integrity and objectivity of the financial statements and related information; and (ii) management maintains a system of internal controls and accounting policies and procedures to provide reasonable assurance of the accountability and safeguarding of Bank's assets and of the accuracy of underlying financial information. Additionally, we have assumed that the Bank adheres to certain procedures relating to evaluations of asset quality and the impact of economic events and that organizational arrangements have been structured to provide an appropriate division of responsibility concomitant with an effective program of internal audits to independently determine the adequacy and application of financial and operating controls for compliance with regulatory policies and guidelines.

Comparative balance sheets and income statements for the five-years ended December 31, 1994 and the six months ended June 30, 1995 are presented as Exhibits I and II, respectively, in the Addenda of this report. Table II on the following page presents selected ratio analysis for United Bank.

                                    TABLE II
                                  UNITED BANK
                            SELECTED RATIO ANALYSIS


                               JUNE 30(1)            FOR THE YEARS ENDED DECEMBER 31
                               ---------   -------------------------------------------------
                                 1995       1994       1993       1992      1991      1990
                                -------    -------    -------    -------   -------   -------
PROFITABILITY (%)

Return on Average Assets           0.88       1.09       0.94       0.97      0.90      --
Return on Average Equity          10.05      12.53      11.33      12.54     11.51      --
ASSET QUALITY (%)

Net Charge-offs/Average Loans      0.67      (0.08)      0.75       0.50      0.00      --
Loan Loss Reserve/Total Loans      1.39       1.33       1.18       1.37      1.61      1.24

GROWTH RATES - (%)

Total Assets                       7.20       6.92      (4.91)      8.09     19.33      --
Total Loans                       (4.49)     13.57       7.80      11.71     15.49      --
Total Deposits                     5.36       4.91      (5.65)      8.04     21.86      --
Equity Capital                    12.71       6.28       4.35      13.38     12.21      --

CAPITAL ADEQUACY (%)

Equity Capital/Assets              8.89       8.67       8.73       7.95      7.58      8.06
Primary Capital/Assets             9.41       9.31       9.26       8.50      8.21      8.56
Dividend Payout Ratio               N/A      32.74      62.41       0.00      0.00      0.00

OTHER (%)

Loan/Deposit Ratio                55.83      60.19      55.60      48.66     47.06     49.66
Non-Interest Bearing
 Deposits/Total Deposits          20.52      19.32      16.57      18.04     16.44     20.58

(1)  Annualized where appropriate

                                  UNITED BANK

FINANCIAL REVIEW

BALANCE SHEET ANALYSIS

As of June 30, 1995, the Bank's total assets were $82,478,000 which represents a 3.5% (rounded) increase from December 31, 1994. Since 1990, the Bank's total assets, loans, and equity have increased at annual compound growth rates of approximately 7.0%, 10.1% and 9.4%, respectively.

Capital adequacy provides a basic measure of the financial strength of a banking institution. Financial stability is often evaluated by a review of capital ratios. The Bank's equity capital to asset ratio as of June 30, 1995 was 8.8% (rounded), which is above minimum regulatory requirements. As of the same date, the Bank's primary capital to asset ratio, which includes the reserve for loan losses, was 9.4%, which also well above regulatory minimums. Despite consistent asset growth, the Bank has maintained adequate capital levels.

The Bank's loan to deposit ratio as of June 30, 1995 was 55.83%, which reveals that the bank has capacity for future growth when quality lending opportunities arise. The Bank's loans have not grown in 1995 after growth of 13.5% in 1994. The growth and composition of the Bank's loan portfolio was discussed earlier in this report.

As can be seen from Table II, United Bank did not pay dividends until 1993. During 1993 and 1994, the Bank's dividends eliminated its parent company's debt. The Bank has substantial capital balances and consistent earnings, and therefore, the capacity to pay dividends should they be declared.

INCOME STATEMENT ANALYSIS

Profitability ratios provide a measure of how effectively the Bank has managed its assets and liabilities. The return on average assets (ROA) is frequently used as the leading ratio in the banking industry. The table below presents the average assets and net income data along with the ROA ratios for the indicated periods.

                                  UNITED BANK
FINANCIAL REVIEW
INCOME STATEMENT ANALYSIS

                 RETURN ON ASSETS
              NET INCOME AVERAGE ASSETS     ROA
  YEAR         ($000'S)     ($000'S)        (%)
----------    ----------   ----------   ----------
  1995*          358         81,069        0.88
  1994           840         77,082        1.09
  1993           721         76,429        0.94
  1992           735         75,421        0.97
  1991           598         66,616        0.90


* Annualized

The Bank has shown consistent earnings and growth. Management anticipates that in the remainder of 1995 any trends adversely affecting net interest income will be reversed with a corresponding increase in profitability.

SUMMARY
United Bank is well capitalized and profitable. Moreover, the Bank's capable management team has met recent challenges, and is well positioned to take advantage of opportunities within their primary geographic market.


                             U.S. ECONOMIC OUTLOOK
OVERVIEW
After a period of relatively low interest rates and stable economic growth, the U.S. economy may be slowing. The leading economic indicators were down in May (the most recent date reported as of the valuation date) and the Federal reserve was considering lowering interest rates.

                             U.S. ECONOMIC OUTLOOK

INTEREST RATES AN INFLATION

According to a Bloomberg Business News economic survey, the Federal Reserve is expected to cut interest rates. A survey of 33 economists revealed an average forecast of 5.65% for Fed Funds by the end of the third quarter, down from 6.00% at the end of June. Yields on the 30 year benchmark government bond aren't expected to change from its late June level of just over 6.50%.

In the same survey, the inflation rate was not expected to change. The consumer price index was expected to increase by 3.1% for the year ended September 30, 1995. The rate was anticipated to increase only slightly in the next year.

ECONOMIC OUTPUT

According to a survey by Dun and Bradstreet quoted by Bloomberg Business News, U.S. business executives expect steady, continued growth in the third quarter. Nearly two-thirds of the executives surveyed said they expect sales to be higher than a year ago.

The index of leading economic indicators was expected to report its fourth consecutive monthly decline in May. Although the index declined overall, the data was mixed. Employment was down, and spending (adjusted for inflation) declined. However, home sales and factory orders improved.

SUMMARY

The economy remains in a state of moderate, but consistent growth. Although the economy has not experienced a real "boom" in this period of economic expansion, it is also not expected to fall back into a recession. As the year progresses, the Federal Reserve is expected to lower rates to stimulate a sluggish economy.

                            BANKING INDUSTRY OUTLOOK

The following industry outlook has relied on sources such as Standard and Poor's, The Wall Street Journal, and Bloomberg.

BANKING INDUSTRY PROFITABILITY

After setting record profits of $32 billion in 1992, the banking industry recorded another record of $43 billion in 1993. In the first half of 1994, industry earnings topped $22 billion. The industry's record levels of profitability were the result of relatively wide interest margins, improved operating efficiency, and reduced loan write-offs.

However, the stock market appears to have anticipated a downturn in banking profits. After hitting a monthly peak of 190.63 in August of 1994, the Standard and Poor's index for regional banks closed the year at 159.71. Although the index closed the year down approximately 9.0% from its December 1993 level of 175.18, the decline was led by a relatively small number of banks with significant stock price declines. The median percent change for the year was only a 1.1% loss in value.

According to a December 28, 1994 report by Bloomberg, much of the difficulties currently being experienced by banks relate to higher interest rates. "Regional banks have also been stung by higher rates, which are eroding income from derivatives and reducing the value of bond holdings. Several banks took painful steps to cover the losses."

The report explains that these results were not the result of recent transactions. "The quarter's results were dictated by events three years ago, when loan demand was in the dumps and interest rates were falling. For income, banks invested idle cash in long-term bonds, booking profits from interest payments and appreciating prices." As interest rates turned back up, low yielding fixed rate bonds reduced interest margins as deposit rates began to rise.

INDUSTRY GROWTH

Although profitability has been strong in the early 1990's for banks, the industry has not been growing. According to the FDIC, deposits in FDIC-insured commercial banks grew by 2.1% in 1993, up from 0.4% in 1992. The first half of 1994 indicates a deposit growth rate of less than 1.0%. According to Standard & Poor's, "These anemic results reflect consumers' exodus

                            BANKING INDUSTRY OUTLOOK
from low-yielding bank deposits into higher yielding alternatives, such as mutual funds and money market accounts. In the future, margins could suffer as banks compete with these higher yielding alternatives to bring those funds back in house."

Although banks are fighting for their traditional customer base, the industry may begin to compete more aggressively in the securities industry. In a memo written by Representative Jim Leach, chairman of the House Banking Committee, he stated that the committee would consider modifying or repealing the restrictions imposed on banks engaged in investment banking activities.

In addition to the opportunities in new markets, banks are finding additional strength in other areas. A December report by Bloomberg reported that banks are also returning to real estate lending. After a lengthy period in which banks were reluctant to compete aggressively for real estate loans, they are ready to return to the market.

MERGERS AND ACQUISITIONS

According to Standard & Poor's, bank merger activity hit a record high in 1993, but slowed in 1994. According to S&P's Industry Surveys, "The slip in activity reflects the industry's healthy state of affairs. With many of the asset quality disasters behind the banks, there are fewer players interested in selling out. In addition, bankers fear of rising interest rates and higher inflation put downward pressure on bank stock prices and cooled merger activity."

The relatively hectic merger activity of the last few years is the result of two forces. First, relaxed interstate banking laws have allowed new bidders into markets they were previously unable to enter. As the larger institutions develop their interstate branch networks, the activity in this area will eventually slow.

The second source of merger activity is the need to reduce non-interest expenses. Medium sized and larger banks are merging in an effort to become more efficient. Non-interest expenses in areas such as operations can be reduced dramatically by the combination of financial institutions.

                            BANKING INDUSTRY OUTLOOK

Although merger activity and industry consolidation is expected to continue, the industry will remain open to many smaller community banks. These banks typically offer greater personal service and frequently serve communities outside of major metropolitan areas which are not considered attractive by larger institutions.

CONCLUSION

The banking industry is currently very strong. Recent net interest margins have been wide providing record earnings. The industry as a whole is consolidating and reducing expenses. In addition, loan losses are low and reserves are high.

In spite of the current strength of the industry, many of the factors contributing to this strength are probably not sustainable over the long run. Rising interest rates in 1994 demonstrated that interest margins may shrink. The economic growth experienced may slow as interest rates rise. Slower economic growth will lead to higher loan losses. And finally, the reduction of non-interest expense from consolidation will slow as merger activity slows.

The industry is however, prepared for these events. Loan loss reserves are high and should be able to withstand a moderate downturn in economic activity. And the industry has a great deal of capital built up. In 1995 and in the near future, the industry is not likely to return to the record levels of profitability experienced in 1993 and 1994, but it is poised to withstand an expected downturn.

                                   VALUATION

OVERVIEW

In order to develop an opinion concerning the market value of the business enterprise known as United Bank as of June 30, 1995, we will utilize the book value/cost, guideline company, and discounted future returns approaches. The term market value has been previously defined and also represents the amount at which the ownership of United Bank would be justified to a prudent investor. The three approaches are described below:

        BOOK VALUE/COST APPROACH - This approach involves consideration of the underlying assets less stated liabilities to derive the value of stockholders' equity.

        GUIDELINE COMPANY APPROACH - This method produces an estimate of value by comparing the subject with comparable, publicly traded companies using various financial relationships such as price-to-earnings or price-to-book value.

        INCOME APPROACH - This method produces an estimate of value by discounting some measure of the subject's earnings capacity at a rate reflective of the return on investment requirement of a prudent investor.


The application of these approaches will be discussed individually in the appropriate section of this report.


VALUATION ISSUES

The issues inherent in this valuation are presented and discussed individually below:

        1. MAJORITY INTEREST BASIS - The valuation of United Bank has been prepared on a majority/control basis due to the fact that United Oklahoma Bancshares, Inc. owns a controlling interest, a majority/control position by definition.

        2. PREMIUM FOR MAJORITY - W.T. Grimm and Company's Mergerstat Review - 1994 (the most recent issue) which is an annual publication that provides comprehensive statistics on mergers, acquisitions and divestitures for over fifty industries, reported in the most recent issue that the average premium for a controlling interest in the banking and finance industry in 1994 was 34.6%, while the five-year average was 38.3%. Historically, depending on the industry, premiums have ranged as high as 100%. However, in developing our valuation we used a 30.0% premium for control due to the Bank's financial condition and market position.

                                   VALUATION
VALUATION ISSUES

         2. PREMIUM FOR MAJORITY (cont'd) - It should be noted that the selected control premium will be applied to minority market based multiples in the guideline company approach to convert these indices to a control basis for the valuation of United Bank.

         3. MARKETABILITY DISCOUNT - In order to develop a valuation of closely held securities it is frequently necessary to apply a discount to compensate for the absence of a public stock exchange that provides an open and ready market for the sale of securities in a closely held business enterprise such as United Bank. In the instance of a minority interest, a marketability discount can be substantial (7.0% to 91.0%) due to the fact that a minority interest can not influence the strategic direction that a company takes. In essence a marketability discount for a minority interest reflects an adjustment for the absence of liquidity afforded by a public securities market. In a majority/ control ownership position, a marketability discount represents the "flotation costs" associated with the outright sale of the business enterprise including but not limited to legal and accounting fees, printing expenses for offering documents, underwriting fees, etc. Published studies in recent years indicate that, depending on the size of the offering, flotation costs can range between 3.0% to 15.0%. Generally, the smaller the transaction, the higher the percentage.

                 It should be noted that in the development of this valuation on a majority/control basis we did not apply a marketability discount due to the nature of the assignment, and, in turn, the bank holding company structure.

         4. RECENT TRANSACTIONS - In response to our inquiries, management has indicated that there is not an active market in the stock of the Bank. Accordingly, this valuation has excluded from consideration the trading history of stock in these entities.

                                  UNITED BANK

BOOK VALUE/COST APPROACH

The simplest form of valuation is the book value/cost approach. This approach, in essence, merely takes stockholders' equity, assets less stated liabilities, as stated at a selected balance sheet date. As of June 30, 1995, United Bank's stockholders' equity was $7,335,000 (rounded). The disadvantages of the book value/cost valuation measure are that it (i) ignores future earnings; (ii) does not reflect the outlook for the geographic market segment served by the Bank;
(iii) does not consider the impact of the management group; and (iv) does not reflect the market value of the Bank's assets as of the valuation date. Consequently, the book value/cost approach will be eliminated from further consideration in this valuation.

                                  UNITED BANK

GUIDELINE COMPANY APPROACH

OVERVIEW

The market value of publicly traded companies, or banks, can be calculated by multiplying the current price at which the stock is being traded by the number of shares outstanding. This is the value of the aggregate minority interest in the company, i.e., the value of the company from the perspective of the many investors who own shares of stock but who do not have the power to direct, or redirect, strategies employed to maximize shareholders' value. The guideline company approach is predicated on the theory that the market value of a closely held bank can be estimated based on the price investors are paying for the stocks of similar publicly traded financial institutions.

The development of a guideline company based valuation requires the selection of a publicly traded bank/bank holding company, or banks/bank holding companies, to develop meaningful valuation criteria. It should be noted that the identification of banks directly similar to United Bank was difficult due to the Bank's (i) financial structure and moderate size versus the larger multi-bank holding companies; and (ii) management philosophies such as staffing, lending, and loan reserve practices and policies.

The foregoing notwithstanding, we have selected multi-bank holding companies whose stock prices would reflect (i) their geographic location in Oklahoma, or the contiguous states; (ii) the outlook for the region's economy; and (iii) the type of customer i.e., agricultural, real-estate, commercial, and industrial concerns, served by the selected bank groups.

                                  UNITED BANK

GUIDELINE COMPANY APPROACH

SELECTION OF PUBLICLY TRADED BANKS

The selected publicly traded banks/bank holding companies are presented below:


                                                    HEADQUARTERS              TICKER         MARKET OR
       HOLDING COMPANY NAME                          CITY/STATE               SYMBOL          EXCHANGE
       --------------------                         ------------              ------         ---------
       Boatmen's Bancshares, Inc.                  St. Louis, MO                BOAT             OTC
       BOK Financial Corp.                         Tulsa, OK                    BOKF             OTC
       Commerce Bancshares, Inc.                   Kansas City, MO              CBSH             OTC
       First Commercial Corporation                Little Rock, AR              FCLR             OTC
       Fourth Financial Corp.                      Wichita, KS                  FRTH             OTC
       Liberty Bancorp                             Oklahoma City, OK            LBNA             OTC

The selected companies were chosen based on their industry classification as a commercial bank and their geographic location. The following is a short description of each company as reported by Bloomberg.

BOATMEN'S BANCSHARES, INC. directly owns substantially all the capital stock of subsidiary banks, a trust company, a mortgage banking company, a life insurance company and an insurance agency. The subsidiary banks operate from about 425 offices in nine states including Oklahoma and Missouri. Boatmen's business consists primarily of owning, supervising and controlling its subsidiary companies.

BOK FINANCIAL CORPORATION is a holding company for the Bank of Oklahoma, N.A. The Bank provides a wide range of financial services, including depository lending and other services and real estate and commercial loans, to commercial and industrial customers. Bank of Oklahoma operates through its 60 branch facilities located primarily in the metropolitan areas of Tulsa and Oklahoma City.

                                  UNITED BANK

COMMERCE BANCSHARES, INC. is a bank holding company which owns, control or manages approximately 10 banking subsidiaries. The Company owns over 170 offices in Missouri, Nebraska, Kansas and Illinois. The banks offer general banking services to retail, residential and commercial customers. Non-banking subsidiaries offer real estate construction and mortgage services and credit cards.

FIRST COMMERCIAL CORPORATION is a bank holding company. The Company's subsidiary banks attract deposits and offer residential real estate mortgage, commercial, agricultural and consumer loans. First Commercial owns approximately 21 banks in Arkansas, Tennessee and Texas and holds a 50% interest in a bank in Oklahoma.

FOURTH FINANCIAL CORPORATION is a bank holding company. The Company's subsidiary banks attract deposits and conduct commercial banking businesses, offering real estate mortgage, agricultural, commercial, consumer and educational loans and trust services. The Banks serves Kansas from 87 offices, Oklahoma from 51 offices and Missouri from three offices. Fourth Financial also owns and operates an insurance company.

LIBERTY BANCORP, INC. conducts banking and trust operations in Oklahoma through its subsidiaries Liberty Bank & Trust Company of Oklahoma City, N.A. and Liberty Bank & Trust Company of Tulsa. The Company has 31 full service banking facilities in Oklahoma.

                                                         TABLE IV
                SELECTED PUBLICLY TRADED BANK HOLDING COMPANIES
                      FINANCIAL PERFORMANCE & MARKET DATA



                            BOATMENS      BOK FINANCIAL      COMMERCE    FIRST COMMERCIAL  LIBERTY        FOURTH FINANCIAL
                            BANCSHARES     CORPORATION       BANCSHARES         CORP.      BANCSHARES        CORPORATION
                            ----------     -----------       ----------  ----------------  ----------        -----------
Return on Assets (%) (1)        1.29            1.16             1.21            1.11          0.90               1.13
Return on Equity (1)           16.31           19.04            13.05           14.13         11.05              15.34

Price-to-Earnings Multiples:
Current 6/95 (2)               10.65           10.22            11.05           12.14         12.17              11.84
FYE 12/94 (3)                   8.19           10.05             9.47           10.92         10.94              10.95
Three-Year (3)                  9.38           11.97            10.23           11.24         12.90              12.03
Five-Year (3)                  10.07             N/A            10.25           11.13           N/M              13.52

Price-to-Book Multiples:
Current  6/95 (2)               1.67            1.99             1.29            1.77          1.25               1.79
FYE 12/94 (3)                   1.29            1.96             1.24            1.59          1.18               1.66
Three-Year Weighted Avg. (3)    1.39            2.29             1.29            1.60          1.23               1.64
Five-Year (3)                   1.37             N/A             1.27             N/A          1.13               1.59

(1)   Based on financial results at December 31, 1994.
(2) Represents six-months' results, calculated with June 30, 1995 closing prices.
(3) All multiples were calculated from fiscal-year end results and December 31, 1994 closing prices.

N/A: Sufficient data not available to calculate multiple.
N/M: Not meaningful.

                                  UNITED BANK

GUIDELINE COMPANY APPROACH

SELECTION OF MARKET MULTIPLES

Due to United Bank's ROA and ROE ratios of 1.09% and 12.53% respectively, and the nature of the geographic markets served as of June 30, 1995 versus the selected bank holding companies that are substantially larger with more geographically diverse operations, we believe that current minority price-to-earnings and price-to-book multiples which are roughly 20.0% to 40.0% below the median of the selected publicly traded banks is appropriate for this valuation. Consequently, we have (i) selected (a) a minority price-to-earnings multiple of 8.0; and (b) a minority price-to-book multiple of 1.00; (ii) applied a control premium of 30.0% to convert these indices from a minority to that of a control basis for the United Bank valuation as discussed in the Valuation Issues section; and (iii) weighted the price-to- earnings and price-to-book techniques by 0.5 and 0.5, respectively, to reflect their relative significance to a prudent investor.

INDICATED VALUE - GUIDELINE COMPANY APPROACH - CONTROL BASIS

The guideline company approach calculation on a control basis, is presented on Table IV on the next page. It should be noted that both the valuation multiple presented for the publicly traded companies and the conclusions on the following page are calculated using current (June 30, 1995) pricing data and the most recent fiscal year financial results.

                                    TABLE IV
                                  UNITED BANK
                   GUIDELINE COMPANY APPROACH - CONTROL BASIS
                                  CALCULATIONS


                                          ADJUSTED            PRELIMINARY        RELATIVE
   TECHNIQUE               VALUE          MULTIPLE              RESULTS           WEIGHT             RESULT
   ---------               -----          --------            -----------        --------            ------
Price-to-Earnings      $  840,000(1)      11.70(2)             $9,828,000          0.5(3)          $4,914,000
Price-to-Book          $6,909,000(4)       1.30(5)             $8,981,700          0.5(3)           4,490,850
                                                                                                   ----------
Indicated Value - Guideline Company Approach (Control Basis)                                        9,404,850
         Rounded                                                                                   $9,400,000
                                                                                                   ==========

(1) Net Income before extraordinary items per United Bank's Consolidated Reports of Condition and Income for the period ended December 31, 1994.
(2) Minority price-to-earnings multiple of 8.0, adjusted for a control premium of 30.0%, or 8.0 x 1.30 = 10.4.
(3) Relative weight assigned to each of the guideline company approach techniques reflects their relative significance to a prudent investor.
(4) Total stockholders' equity on December 31, 1994 of $7,335,000 per United Bank's Consolidated Reports of Condition and Income for the period ended December 31, 1994.
(5) Minority price-to-book multiple of 1.0, adjusted for a control premium of 30.0%, or 1.0 x 1.30 = 1.30.

                                  UNITED BANK

DISCOUNTED FUTURE RETURNS APPROACH

As would be expected, the development of a valuation conclusion based upon future returns requires (i) the selection of a measure of an investor's returns or future benefits (e.g. net income, cash flow, or dividends); (ii) the selection of an appropriate discount rate, including consideration of the benefit stream to be discounted, and the business and financial risk inherent in an investment in the Bank; and (iii) the forecast of the future benefits to be discounted.

SELECTION OF BENEFITS TO BE DISCOUNTED

In our valuation we have selected net income as the benefit stream which can most accurately assess the value of the Bank. Our selection is based upon (i) the difficulties in accurately quantifying and projecting cash flow in a financial institution; and (ii) the normally discretionary nature of dividend policy in a closely held business; and (iii) regulatory limitations on dividend payments in the banking industry.

SELECTION OF A DISCOUNT RATE

The selection of a discount rate is dependent upon (i) the rate that could be realized from risk-free investments such as United States Treasury securities;
(ii) the additional premium investors require to compensate for market risk;
(iii) the risk unique to an investment in the Bank, compared to market risk; and (iv) any adjustments necessary to compensate for the selection of the benefit stream.


The first step in the determination of an appropriate discount rate is the analysis of risk-free rates. The table below presents yields on United States Treasury securities as of the June 30, 1995 valuation date.

                          TERM                     YIELD
                          ----                     -----
                          1-year                   5.62%
                          5-year                   5.97%
                          10-year                  6.20%
                          20-year                  6.55%

                                  UNITED BANK

DISCOUNTED FUTURE RETURNS APPROACH

SELECTION OF A DISCOUNT RATE (cont'd)

In this valuation, we have selected the 20-year treasury rate of 6.55% as our risk-free rate. This selection is based upon the long term nature of an investment in the Bank and the calculation and selection of a risk premium.
The risk premium added to the risk-free rate is dependent upon both the risk premium an investor would require on an investment in the stock market, and the relationship between the risk of the stock market and the risk in an investment in the Bank.

Ibbotson Associates, a leading investment analysis firm, annually calculates the returns from a wide variety of investments. The average annual compound returns on both common stocks and long-term government bonds, and the implied risk premiums are listed below for one year holding period.

                                                      LONG TERM
HOLDING PERIOD            COMMON STOCKS            GOVERNMENT BONDS           PREMIUM
--------------            -------------            ----------------           -------
One Year                      12.4%                      5.5%                   6.9%


Based upon the above data, we believe a market risk premium of 6.9% is appropriate for this valuation.

As noted in the guideline company approach, publicly traded companies typically are larger and have more diverse operations than a company such as United Bank. In assessing the company specific risk of the Bank, we have considered, (i) the volatility of the Bank's earnings; (ii) the size and geographic scope of the Bank; and (iii) the level of the Bank's capital. Adjustment for these factors requires an additional adjustment of 1.0% to compensate for risks unique to the Bank.

The final element of the discount rate is an adjustment for the benefit stream being discounted. The risk-free rate and risk premiums have been calculated based upon actual returns to investors, or cash flow returns. In discounting net income, an additional premium is required to account for the fact that not all of the Bank's income can be paid to an investor. Our assessment of the Bank, including dividend policies, returns based upon reinvested net income, and growth potential indicate that an additional premium of 2.0% is needed to compensate for the use of net income as a benefit stream.

                                  UNITED BANK

DISCOUNTED FUTURE RETURNS APPROACH

SELECTION OF A DISCOUNT RATE (cont'd)

A summary of all the elements of the discount rate are presented below.

         Risk Free Rate                                       6.55%
         Market Risk Premium                                  6.90%
         Company Risk Premium                                 1.00%
         Net Income Adjustment                                2.00%
                                                             -----
         Net Income Discount Rate                            16.45%
           Rounded                                           16.50%
                                                             ======

INCOME APPROACH

UNITED BANK'S FORECAST

In order to develop the valuation using the income approach, it was necessary to forecast total assets and income and expenses as a percentage of assets to derive projected net income for five years. Our forecast is based on the Bank's budget as well as our own analysis of the Bank's historical performance and outlook for the future. The results of the forecast are presented in Table V on the following page.

                                    TABLE V
                                  UNITED BANK
                      FIVE-YEAR FORECAST AS OF DECEMBER 31
                                    ($000'S)


                                                                  PROJECTED BEYOND VALUATION DATE
                                                -----------------------------------------------------------------------------
                                                     1               2               3               4               5
                                                -------------   -------------   -------------   -------------   -------------
Total Average Assets ($000's)                   $    87,426.7   $    92,672.3   $    98,232.6   $   104,126.6   $   110,374.2
Percent of Average Assets
  Net Interest Income                                    4.20            4.25            4.25            4.25            4.25
  Provision for Loan Losses                              0.20            0.20            0.20            0.20            0.20
  Non Interest Income                                    1.20            1.25            1.25            1.25            1.25
  Non Interest Expense                                   3.85            3.80            3.75            3.75            3.75
                                                -------------   -------------   -------------   -------------   -------------
  Pre Tax Income                                         1.35            1.50            1.55            1.55            1.55
  Taxes                                                  0.40            0.45            0.47            0.47            0.47
                                                -------------   -------------   -------------   -------------   -------------
  Net Income                                             0.95            1.05            1.08            1.08            1.08
                                                =============   =============   =============   =============   =============
Net Income ($000's)                             $       830.6   $       973.1   $     1,060.9   $     1,124.6   $     1,192.0
Discount Rate (%)                                       16.50           16.50           16.50           16.50           16.50
Present Value Factor                                   0.8584          0.7368          0.6324          0.5429          0.4660
Present Value -
 Net Income ($000's)                            $       713.0   $       717.0   $       670.9   $       610.5   $       555.5
Cumulative Present Value -
 Net Income ($000's)                            $       713.0   $     1,430.0   $     2,100.9   $     2,711.4   $     3,266.9

                                                                                  Rounded                       $     3,270.0
                                                                                                                =============

UNITED BANK

INCOME APPROACH

INDICATED VALUE - INCOME APPROACH VALUE - CONTROL BASIS

In order to derive a preliminary value using the income approach, the present value of net income was calculated in Table VII on the preceding page. As can be seen from this Table, the sum of discounted net income indicates a value of $3,270,000 (rounded); however, it is necessary to recognize the net income streams beyond year five (residual net income).

The value of net income beyond year five was calculated using the formula V = [I1 / (r x g)]. In this formula, V = the indicated value, I1 = net income in the first year beyond the valuation date, r = the discount rate, and g = the growth rate of net income. Inserting the values derived earlier, and assuming a 6.0% growth rate of net income, a value of 12,033,524 results. Discounting this figure yields a present value of 5,607,622 (5,610,000 rounded).

To derive an estimated value of United Bank using the income approach, it is necessary to add the present value of the five-year net income plus the present value of the residual net income. The calculation is presented below:

Sum of Present Value of Net Income                     $3,270,000
Present Value - Residual Net Income                     5,610,000
                                                       ----------
Indicated Value - Income Approach (Control Basis)      $8,880,000
                                                       ==========

VALUATION CONCLUSION

As previously stated, the guideline company approach reflects the attitudes of many investors toward the past performance and future prospects of holding companies engaged in the banking industry in states with similar economic conditions to those surrounding United Bank. On the other hand, the income approach is based on forecasts of the Bank's earnings power relative to income and expenses. In view of the foregoing, we believe that a prudent investor on June 30, 1995, would give equal weight to the guideline company and income approaches. Consequently, we have weighted the guideline company and income approach value indications by 0.5.

                                  UNITED BANK

The calculations are presented as follows:

                             INDICATED VALUE
     APPROACH                (CONTROL BASIS)        WEIGHT         RESULT
     --------                ---------------        ------         ------
      Guideline Company          $9,400,000           0.5        $4,700,000
      Income                      8,880,000           0.5         4,440,000
                                                                 ----------
      Concluded Value United Bank (Control Basis)                $9,140,000
                                                                 ==========

VALUATION CONCLUSION
Therefore, based on the definitions, limiting conditions, financial data, analyses, management representations, and related assumptions summarized in the foregoing report, it is our opinion that, as of June 30, 1995, the market value of the outstanding common stock of United Bank may be represented as:

                NINE MILLION ONE HUNDRED FORTY THOUSAND DOLLARS


                                   $9,140,000
                                   ==========

                                   EXHIBIT I
                                  UNITED BANK
                           COMPARATIVE BALANCE SHEETS

                                   EXHIBIT I
                                  UNITED BANK
                           COMPARATIVE BALANCE SHEETS
                                    FOR THE
                 FIVE-YEARS AND SIX MONTHS ENDED JUNE 30, 1995
                                    ($000'S)


                                         JUNE 30                       DECEMBER 31
                                        --------    --------------------------------------------------------
                                          1995        1994        1993        1992        1991        1990
                                        --------    --------    --------    --------    --------    --------
ASSETS

Cash and Due from Banks                 $  3,335    $  2,440    $  1,907    $  3,270    $  2,695    $  3,689
Securities                                31,199      30,588      29,794      33,352      30,722      23,619
Federal Funds sold                         2,515        --           460       1,560       2,085        --
Loans and Leases                          41,007      41,960      36,946      34,273      30,680      26,565
  Allowance for Losses                      (569)       (559)       (437)       (469)       (495)       (330)
                                        --------    --------    --------    --------    --------    --------
Loans and Leases, Net                     40,438      41,401      36,509      33,804      30,185      26,235
Other Assets                               4,991       5,230       5,834       6,368       6,800       7,202
                                        --------    --------    --------    --------    --------    --------
          Total Assets                  $ 82,478    $ 79,569    $ 74,504    $ 78,354    $ 72,487    $ 60,745
                                        ========    ========    ========    ========    ========    ========

LIABILITIES AND CAPITAL

Deposits
  Non-Interest Bearing                  $ 15,076    $ 13,470    $ 11,009    $ 12,707    $ 10,716    $ 11,012
  Interest Bearing                        58,379      56,245      55,444      57,727      54,479      42,487
                                        --------    --------    --------    --------    --------    --------
          Total Deposits                  73,455      69,715      66,453      70,434      65,159      53,499

Other Borrowings                            --         1,500        --          --          --           460
Other Liabilities                          1,688       1,535       1,550       1,690       1,797       1,889
                                        --------    --------    --------    --------    --------    --------
          Total Liabilities               75,143      72,750      68,003      72,124      66,992      55,848

Equity Capital
  Common Stock                             1,500       1,500       1,500       1,500       1,500       1,500
  Surplus                                  1,500       1,500       1,500       1,500       1,500       1,500
  Undivided Profits                        4,335       3,909       3,501       3,230       2,495       1,897
                                        --------    --------    --------    --------    --------    --------
          Total Equity Capital             7,335       6,909       6,501       6,230       5,495       4,897

          Total Liabilities & Capital   $ 82,478    $ 79,659    $ 74,504    $ 78,354    $ 72,487    $ 60,745
                                        ========    ========    ========    ========    ========    ========

                                   EXHIBIT II
                                  UNITED BANK
                        COMPARATIVE STATEMENTS OF INCOME

                                   EXHIBIT II
                                  UNITED BANK
                        COMPARATIVE STATEMENTS OF INCOME
                                    FOR THE
                       FIVE-YEARS ENDED DECEMBER 31, 1994
                                    AND THE
                         SIX MONTHS ENDED JUNE 30, 1995
                                    ($000'S)


                                     JUNE 30                          DECEMBER 31
                                    ---------   ---------------------------------------------------------
                                      1995        1994        1993        1992        1991        1990
                                    ---------   ---------   ---------   ---------   ---------   ---------
Interest and Fees on Loans          $   1,962   $   3,371   $   3,243   $   3,175   $   2,944   $   2,750
Interest on Cash Balances                --          --          --          --             5          40
Taxable Securities Income                 662       1,331       1,767       2,182       2,234       1,785
Tax Exempt Securities Income              211         398         169          29        --          --
Interest on Federal
  Funds Sold & Other                       99          60          56          59         107         318
                                    ---------   ---------   ---------   ---------   ---------   ---------

          Total Interest Income         2,934       5,160       5,235       5,445       5,290       4,893


          Total Interest Expense        1,257       1,795       1,813       2,244       2,612       2,593
                                    ---------   ---------   ---------   ---------   ---------   ---------
          Net Interest Income           1,677       3,365       3,422       3,201       2,678       2,300
                                    ---------   ---------   ---------   ---------   ---------   ---------
Provisions for Loan Losses                149          90         236         137         165         120
Non-interest Income                       495         920         849         810         865         683
Securities Gains (losses)                --           104        --            95         365         (23)
Other Expenses:
  Salaries and Benefits                   905       1,712       1,545       1,466       1,340       1,323
  Occupancy                               115         281         315         294         310         204
  Miscellaneous Expenses                  540       1,195       1,148       1,048       1,160         877
                                    ---------   ---------   ---------   ---------   ---------   ---------
          Total Other Expenses          1,560       3,188       3,008       2,808       2,810       2,404

          Net Income Before Tax
            & Extraordinary Items         463       1,111       1,027       1,161         933         436
Income Taxes (Benefit)                    105         271         306         426         335         131
                                    ---------   ---------   ---------   ---------   ---------   ---------
          Net Income (Before
           Extraordinary Items)           358         840         721         735         598         305

Extraordinary Items                      --          --          --          --          --          --
                                    ---------   ---------   ---------   ---------   ---------   ---------
          Net Income                $     358   $     840   $     721   $     735   $     598   $     305
                                    =========   =========   =========   =========   =========   =========

Dividends                                 N/A         275         450           0           0           0
                                    =========   =========   =========   =========   =========   =========

                                  EXHIBIT III
                  COMPANY PROFILE - GRA, PETTY & COMPANY, INC.

                         QUALIFICATIONS AND CREDENTIALS
                           GRA, PETTY & COMPANY, INC.




HISTORY: GRA, Petty & Company, Inc. was formed in late 1989 by GRA, Inc., a nationally recognized, integrated Kansas City based consulting and management advisory service firm, to diversify and expand the Firm's financial valuation services practice. GRA, Petty & Company, Inc. specializes in the customization of appraisal services utilizing creative, yet supportable, valuation techniques to precisely meet client needs in a timely and cost effective manner.

OUR SERVICES:            GRA, Petty & Company's valuation services have been
                         utilized for a myriad of situations and transactions such as the establishment/revaluation of Employee
                         Stock Ownership Plans/Trusts, mergers/acquisitions and divestitures, estate and gift tax filings, financing and recapitilizations, and bankruptcies.

INDUSTRIES SERVED:       The professional and experienced staff has served a
                         wide array of industries and distinguished clients.
                         The industries include banking, savings and loan/thrift, oil and gas exploration, crude oil refining and marketing, oil field equipment manufacturers, contract drilling, high technology oil services, health care, specialty chemical manufacturing, petrochemical, paper manufacturing, retail/wholesale, food processing, engineering and construction, soft drink bottling, media, and real estate development.

WE COUNSEL:              GRA, Petty & Company, Inc.'s financial valuations have
                         been used by the following groups for the representative assignments as depicted below:

                         EMPLOYEE BENEFIT PLAN ADMINISTRATORS/TRUSTEES:
                         Develop valuations for the establishment, or revaluation, of Employee Stock Ownership Plans/Trusts in conjunction with the administration of such plans/trusts.

WE COUNSEL:              ATTORNEYS:   Prepare financial valuations of closely
(cont'd)                 held businesses for estate and gift tax filings,
                         recapitalizations/restructurings, and provide consultation and appraisals for pending litigation, and other matters which require reasonableness or fairness opinions.

                         BANKERS & TRUST OFFICERS:   Prepare valuations in
                         conjunction with proposed financing transactions, estate and gift tax cases, and related valuation matters.

                         CORPORATE OFFICERS:    Provide valuations for
                         pre-acquisition, merger/divestiture studies, allocation of purchase/sale price for Federal tax purposes, financing or restructuring transactions, closely held companies and their underlying securities/financial instruments, various intangible assets categories (patents, trademarks/ tradenames, proprietary technology/software, licenses, noncompete agreements, franchise rights, distributionship agreements, customer and subscription lists, core deposits, etc.).

                         ACCOUNTING & FINANCIAL CONSULTANTS: Develop feasibility studies of pending merger/acquisition or divestiture transactions, and/or proposed major capital expansion projects or joint venture opportunities.

                         GOVERNMENT AGENCIES:   Prepare valuations involving
                         closely held businesses and financial institutions for various regulatory or taxing agencies such as the FDIC and IRS, respectively.

AFFILIATIONS:            ESOP Association - Washington, D.C.  National Center
                         for Employee Ownership (NCEO) - Oakland, California

                                   EXHIBIT IV
                  PROFESSIONAL QUALIFICATIONS - VALUATION TEAM

                          PROFESSIONAL QUALIFICATIONS
                                DAVID L. O'TOOLE

PRESENT POSITION:        Mr. O'Toole currently serves as an independent
                         financial advisor to a wide spectrum of companies and industries. In this capacity, Mr. O'Toole consults various corporate development matters and merger/acquistion transactions.


EXPERIENCE:              Mr. O'Toole has over eighteen years of concentrated
                         experience in all aspects of accounting, management advisory services, tax, valuation, and merger/acquisition consulting for financial institutions.

                         From 1986 to 1994 Mr. O'Toole was President of GRA, Inc., a nationally recognized Kansas City based bank consulting and management advisory service firm, the parent Company of GRA, Petty & Company, Inc, a professional financial valuation service firm, where he served as Chairman of the Board. Additionally, Mr. O'Toole was Managing Director of GRA, Thompson, White & Co., P.A., a related entity that provides accounting and tax services to more than 400 financial institutions in twenty states.

                         From late 1977 to late 1986, Mr. O'Toole was Director of Client Services at GRA, Inc. where he was responsible for directing the Firm's accounting, tax, management, and valuation engagements. In this capacity, Mr. O'Toole was instrumental in developing computer based decision support packages involving asset/liability management, strategic planning, and budgeting. Additionally, Mr. O'Toole created and directed an interim management service that provided professional management personnel to financial institutions during difficult transition periods.
                         From 1978 to 1984, Mr. O'Toole served as Chairman and President of Blackburn Bank, a high performance community bank that he acquired, where he was responsible for strategic management, investment and loan pricing, credit decisions, and the formation of a one-bank holding company. From late 1975 to late 1977, Mr. O'Toole was a staff accountant at Arthur Andersen & Company in the regulated industries division where he performed audits of banks, trucking companies, finance companies, and utilities. From mid 1973 to late 1975, Mr. O'Toole was a staff accountant with the U.S. Army Audit Agency where he conducted operational and compliance audits at Army installations located through-out the United States.

EDUCATION:                                 Mr. O'Toole received his Bachelor of
                                           Science degree in Business and
                                           Accounting from Fort Hays State
                                           University in 1973.  In addition to
                                           his formal education, Mr. O'Toole
                                           has attended numerous professional
                                           development seminars sponsored by
                                           the American Bankers Association
                                           (ABA), Bank Administration Institute
                                           (BAI), Independent Banks Association
                                           of America (IBAA), and various state
                                           banking associations in Kansas,
                                           Missouri, Colorado, and Oklahoma.

HONORS: Mr. O'Toole has served on the Board of Directors of various bank and bank holding companies in addition to being a faculty member of the Mid-South School of Banking in Memphis, Tennessee.

                          PROFESSIONAL QUALIFICATIONS
                                M. CURTIS PETTY


PRESENT POSITION:                 Mr. Petty co-founded GRA, Petty & Company,
                                  Inc., a subsidiary of GRA, Inc. in late 1989, and serves as President and Chief Executive
                                  Officer. In this capacity he directs the firm's valuation engagements of closely-held businesses, financial institutions, and intangible assets for mergers/acquisitions, purchase/sale price allocations, estate and gift tax assignments. Additionally, Mr.
                                  Petty prepares valuations of proposed,
                                  pending or actual financial transactions such as recapitalizations, liquidations, employee stock ownership plans (ESOPS) and provides litigation support service in conjunction with various legal proceedings.

EXPERIENCE:                       Mr. Petty has held senior financial positions
                                  in the valuation, health care, high
                                  technology oil services, commercial banking, oil and gas, and the agri-business industries. From mid 1986 to late 1989, Mr. Petty was a senior financial valuation specialist with Marshall And Stevens
                                  Incorporated, where he specialized in the valuation of closely held business and intangible assets for merger/ acquisitions, divestitures, estate and inheritance tax matters, and prepared valuations of numerous other, financial transactions such as
                                  Employee Stock Ownership Plans,
                                  recapitalizations etc., for clients across a wide spectrum of industries. From 1984 to 1986, Mr. Petty served as Vice President and
                                  Treasurer of Medical Networks Inc., where he was responsible for strategic and financial planning, professional liability (risk management) programs, as well as financing and consulting with various hospital groups in the establishment of alternative health care delivery systems. From 1981 to 1984, Mr. Petty served as Manager-Corporate
                                  Development and Analysis and Manager of
                                  Financial Planning and Reporting during
                                  three-fold growth at Digicon Inc., a high technology oil services company. In these capacities he was responsible for planning and forecasting, new venture and merger/acquisition analyses, investor relations, securities registration, and
                                  S.E.C. reporting, capital budgeting, and short-term financing activities. From 1978 to 1981, Mr. Petty served as Manager of the Corporate Financial Planning Group in the corporate services department at First City
                                  National Bank

EXPERIENCE:                       of Houston. In this capacity, he provided
(cont'd)                          financial consulting services to energy,
                                  manufacturing, retail and wholesale
                                  distribution, and banking entities throughout
                                  Texas and the Southwest. From 1976 to 1978,
                                  Mr. Petty was Senior Financial Analyst in the
                                  Corporate Finance Department at United Energy
                                  Resources, an oil and gas and natural gas pipeline company. Primary responsibilities included detailed evaluations of merger/ acquisition candidates and the analysis of major capital projects for subsequent funding. From 1973 to 1976, Mr. Petty was assigned as a project consultant to the Food and Agriculture Organization (F.A.O.) in
                                  Rome. His duties included the preparation of detailed business and marketing plans for presentation to various export financing, international development agencies, investment, and merchant bank groups.

EDUCATION:                        Mr. Petty received his MBA degree from
                                  Southern Methodist University in 1979, with a concentration in finance and accounting. In
                                  1973 he received his BBA from the University of Oklahoma with a concentration in economics and marketing. He has also attended seminars covering such topics as: risk analysis in assessing frontier exploration areas, evaluation of M&A candidates, S.E.C.
                                  Integrated Disclosure requirements, capital budgeting considerations for product (life) cycles, and contribution analysis for divestitures.

REPRESENTATIVE INDUSTRIES SERVED:
                                  Financial Institutions
                                  Financial Services
                                  Oil and Gas Exploration
                                  Crude Oil Refining and Marketing
                                  Oil Field Equipment Manufacturers
                                  Contract Drilling Concerns
                                  High Technology Oil Services
                                  Specialty Chemical Manufacturing
                                  Petrochemical Industry
                                  Paper Manufacturing
                                  Retail/Wholesale
                                  Food Processing
                                  Engineering and Construction
                                  Soft Drink Bottling
                                  Real Estate Development
                                  Professional Service Firms

                          PROFESSIONAL QUALIFICATIONS
                               DAVID E. ROTH, CFA


PRESENT POSITION:                  Mr. Roth joined GRA, Petty & Company, Inc.
                                   in 1990. As Senior Vice President of the firm, he performs valuation services for closely held businesses, financial institutions, and intangible asset valuations for mergers/acquisition, purchase/sale price allocations, and estate and gift tax purposes. His research in these areas has led to the publication of an article on "The Valuation of Deposit
                                   Transfers" which analyzed the financial
                                   aspects of purchasing a failed financial institution. He has also published an article on valuation of closely held businesses and has been a speaker on the use of Employee Stock Ownership Plans in mergers and acquisitions.

EXPERIENCE:                        Mr. Roth joined the parent company of GRA,
                                   Petty and Company, GRA, Inc., in 1988 upon completion of his graduate studies. While with GRA, he provided financial analysis and planning, asset/liability management, loan review, accounting, and regulatory consulting services to financial institutions throughout the Midwest.

                                   From 1985 to 1986, he served as the manager of internal audit for United Bank of Waco (Texas). In that capacity, he developed the audit program for a bank with total assets of $180 million and developed, designed, and implemented systems to monitor loan documentation, to accurately test loan accruals, and to review the financial performance of the bank. He left the bank in 1986 to pursue graduate studies.

                                   From 1983 to 1985, Mr. Roth served in the credit analysis and loan review functions of United Bank. While there, he developed computer models to track the performance of the bank's commercial clients and provided analytical support for bank stock loans, leveraged ESOP transactions, and other commercial lending transactions.

EDUCATION:                         Mr. Roth received his Master of Business
                                   Administration from the University of
                                   Virginia's Darden School in 1988.  His
                                   studies emphasized financial theory and
                                   capital markets, with additional

EDUCATION:                        work in the areas of taxation of corporate
(cont'd)                          mergers and acquisitions and the management
                                  of financial institutions. He received his Bachelors of Business Administration from
                                  Baylor University with a major in Finance and a minor in Accounting. While at Baylor, he was enrolled in the honors program, a member of the debate team, and active in extracurricular activities.

PROFESSIONAL CREDENTIALS:
                                   Mr. Roth is a Chartered Financial Analyst and a Certified Public Accountant. He is also a member of the Houston Society of Financial Analysts and the Association for Investment Management and Research.